Exhibit 10.8

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of April 27, 2022 (the “Effective Date”) by and among FARMALIDER, S.A., a corporation organized under the laws of Spain, with offices located at La Granja Street, number 1 - 3º B, 28108 Alcobendas, Madrid, Spain (“Farmalider”), represented in this act by Mr. José Luis Berenguer Huertas, of age, a Spanish national, with domicile for this purposes at the Farmalider’s offices and with identity card number 50.660.485-H; INNOVAZONE LABS LLC, a limited liability company organized under the laws of the State of Florida, with offices located at 1401 Sawgrass Corporate Parkway, Suite 118, Sunrise, Florida 33323 (“Innovazone”) represented in this act by Mr. Camilo Rey, of age, a United States national, with domicile for this purposes at the Innovazone’s offices and with passport number 531096467; NUTRA ESSENTIAL OTC, domiciled at Calle La Granja, 1, 28108 Alcobendas (Madrid) with CIF B-86849981, represented in this act by Ms. Beatriz Sanchez España, of age, a Spanish national, with domicile for this purposes at the Nutra Essential’s offices and with identity card number 53.409.966-X (“Nutra Essential”; Farmalider, Innovazone and Nutra Essential, together, the “Licensors”), LABORATORIOS RUBIO S.A., a corporation organized under the laws of Spain, with offices located at calle Industria, 29, Pol. Ind. Comte de Sert. 08755 Castellbisbal, Barcelona, Spain (“Rubio”) represented in this act by Mr. Pelayo Rubio Rubiralta, of age, a Spanish national, with domicile for this purposes at Rubio’s offices and with tax identification number 46756533V; and ASPARGO LABS ITALIA SRL, an Italian company incorporated and registered in Italy, whose registered office is located at Via Carlo Pisacane 31, 47121 Forlì (FC) Italy and with tax identification number 04625600400 (“Aspargo” or “Licensee”), represented in this act by Mr. Massimo Radaelli, of age, a Swiss national, with domicile for this purposes at Aspargo’s offices and with passport number X6972445 and Mr. Elliot Maza, of age, a United States national, with domicile for this purposes at Aspargo’s offices and with passport number 541137955; (Farmalider, InnovaZone, Nutra Essential, Rubio and Aspargo collectively referred to as the “Parties”, or each, a “Party”); and, only for the purposes of Section 2.2 of this Agreement, ASPARGO LABORATORIES, INC., a Delaware, USA General Business Corporation with address at 550 Sylvan Avenue, Suite 102, Englewood Cliffs, NJ USA 07632, tax identification number 84-3757833, as nominee for its Aspargo and represented in this act by Michael Demurjian, of age, a United States national, with domicile at 61 Hubbard Avenue, Red Bank, NJ USA 07701 and with tax identification number 5176 (“Aspargo USA”).

WHEREAS, Farmalider, Nutra Essential and Rubio entered into the AZULVIG 25 mg/ml Sildenafil Oral Suspension Licensing and Supply Contract dated March 8, 2016 (the “License and Supply Contract”), as amended by Addendum to the License and Supply Agreement Sildenafil Oral Suspension dated February 9, 2018 (the “Addendum”), (the License and Supply Contract and Addendum herein referred to as the “Amended License and Supply Contract”) wherein Farmalider and Nutra Essential granted to Rubio a right of exclusive license over the Brand and the Documentation and Rubio agreed to acquire the Product exclusively from Nutra Essential for the effective commercialization of the Product (each term as defined in the Amended License and Supply Contract);

WHEREAS, Aspargo and Rubio have agreed to enter into the Asset Purchase Agreement dated as of April 27, 2022 (the “APA”), wherein Aspargo will purchase from Rubio certain assets relating to the Bandol Product, including all of Rubio’s rights and interest contained in and granted by the Amended License and Supply Contract;

WHEREAS, to facilitate the transactions described in the APA, Rubio wishes to assign to Aspargo and Aspargo wishes to assume all of Rubio’s rights and obligations contained in the Amended License and Supply Contract, subject to the amendments to the Amended License and Supply Contract contained herein;

WHEREAS, Article Three of the Amended License and Supply Contract provides that Rubio shall not transfer the Marketing Authorization (as defined in the Amended License and Supply Contract) to third parties other than its subsidiaries or participating companies and Rubio has requested Farmalider’s consent to the transfer of the Amended License and Supply Contract and the Marketing Authorization to Aspargo; and,

WHEREAS, Farmalider and Nutra Essential hereby consent to the transfer of the License and Supply Contract and all rights and obligations thereunder, including the Marketing Authorization, by Rubio to Aspargo as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Defined Terms. As used herein, the terms below when used with an initial capital letter shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference. All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Amended License and Supply Contract.

“AEMPS” means the Spanish Medicines and Health Products Agency (“Agencia Española de Medicamentos y Productos Sanitarios”).

“Affiliate” means, with respect to either Party, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. When used in this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of a majority of the equity interests or the power to elect a majority of the board of directors (or Persons performing similar functions) of such Person, whether through the ownership of voting securities, status as a general partner, by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

“Applicable Laws” means shall mean the applicable laws, rules, regulations, guidelines and requirements of any judicial, legislative, executive, administrative or regulatory body or authority related to the development, registration, manufacture, exportation, importation, marketing or distribution of the Bandol Product in the Territory.

“Bandol Product” means the following medication: Bandol 25 mg/ml Sildenafil Oral Suspension in spray, manufactured by Laboratorio Edefarm, S.L., located at Valencia, Spain (“Edefarm”) or other contract manufacturer designated by Farmalider and approved by Aspargo.

“Brand” means the brand name “Bandol”, which is the subject of the Trademark.

“Commercialize” or Commercialization” means activities conducted by a Party on an active basis either by itself or through a Third Party and directed to marketing, promoting, distributing, offering for sale and selling the Bandol Product in the Territory, which may include, but are not limited to, pre-launch market preparation, launch, and post-launch marketing, whether undertaken by a Party alone or with a partner or a sub-licensee.

“Condition Precedent” means the condition provided for in Section 2.2, to which the completion of this Agreement is subject.

“Marketing Authorization” means the authorization from the AEMPS number 82833 to Commercialize the Bandol Product within the Territory.

“Materials” shall mean raw materials (including active pharmaceutical ingredients or “API”), excipients, specific items required for manufacturing and testing the Bandol Product and all packaging, containers and labeling, as the foregoing are set forth in the Specifications for the Bandol Product, provided, however Materials shall not include certain Aspargo designed custom inserts and labeling and/or the artwork therefor, which shall be supplied by Aspargo.

“Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

“Product Patents” means (i) the European patent entitled “Pharmaceutical composition of sildenafil citrate in the form of a suspension for oral use”, publication No. EP3072515B1, granted on February 28, 2018 and (ii) the Spanish patent entitled “Pharmaceutical composition of sildenafil citrate in suspension form for oral use”, publication No. ES2584248B1, granted on April 19, 2017.

“Specifications” has the meaning contained in Section 5.4 hereof.

“Territory” means the Spanish territory, exclusively.

“Trademark” means the Spanish trademark registration No. M-2901040 registered before the Spanish Patent and Trademark Office in class No. 5 of the Nice Classification (which includes pharmaceutical products), currently owned by Nutra Essential and Rubio, valid solely in the Territory and used to distinguish and Commercialize the Bandol Product.

ARTICLE II

OBJECT

2.1          This Agreement is intended to provide the terms of the assumption by Aspargo from Rubio of the Amended License and Supply Contract, including the rights of Aspargo to utilize the Brand and the Marketing Authorization to distribute the Bandol Product in the Territory and the exclusive purchase by Aspargo of Bandol Product from Farmalider during the term of this Agreement.

2.2          Condition Precedent. Completion of this Agreement, including the Rubio’s obligation to assign the Amended License and Supply Contract to Aspargo and transfer Rubio’s fifty percent (50%) interest in the Trademark to Aspargo, is subject to fulfillment before July 31, 2022 of the condition precedent consisting on the obtainment by Aspargo of the SIS code (“Health Information System code”) from the Agenzia Italiana del Farmaco as Italian pharmaceutical company which is to become a marketing authorization holder, manufacturer and/or legal representative company (the “Condition Precedent”).

The Parties must use their best endeavors to ensure that the Condition Precedent can be fulfilled as soon as possible, cooperating in the preparation and taking of as many steps and documents as may be required for such purpose.

In the event that the Condition Precedent has not been fulfilled by July 31, 2022, Aspargo USA undertakes to appoint another Aspargo USA’s Affiliate within the European Union to take all necessary steps to ensure that such Aspargo USA’s Affiliate within the European Union will execute this Agreement and assume all rights and obligations attributed to Aspargo under this Agreement.

2.3          Obligations of Aspargo. Apargo and/or its Affiliates undertake to fulfill with Aspargo’s obligations under this Agreement, including but not limited to the following obligations:

(i)	Submission of as many applications or requests and performance as many steps as may be necessary or appropriate to ensure the commencement, conduct and favorable resolution of such procedures and negotiations as may be necessary for the obtainment of such administrative authorizations, decisions or rulings or consents necessary to fulfill the Condition Precedent and obligations set forth in Section 2.2 of this Agreement.

(ii)	Any costs deriving from the steps necessary or advisable for the fulfillment of the Condition Precedent, including any deriving from corrective measures or other steps that may be requested by the granting authorities, shall be borne by Aspargo.

ARTICLE III

ASSIGNMENT AND ASSUMPTION

3.1          Rubio hereby assigns the Amended License and Supply Contract to Aspargo.

3.2.         Aspargo hereby assumes all of Rubio’s rights and obligations contained in the Amended License and Supply Contract, subject to amendments contained in this Agreement, which are herein approved by Farmalider and Nutra Essential.

3.3          Farmalider and Nutra Essential hereby consent to the transfer by Rubio to Aspargo of the Amended License and Supply Contract and all rights and obligations thereunder, including the Marketing Authorization, as of the date hereof.

3.4          Further to the assignment and assumption, Rubio is fully discharged from the Amended License and Supply Contract as of the Effective Date, except for Stipulation 10 (Confidentiality) and Stipulation 11 (Termination) regarding obligations established in the Contract that by their nature, are to have a longer duration than the validity of the Contract, which shall remain in force in accordance with such Stipulations.

ARTICLE IV

TRADEMARK AND BRAND LICENSE

4.1          Ownership of Trademark and Brand. The Parties acknowledge that upon execution of the documents related to this transaction and the transfer of Rubio’s fifty percent (50%) interest in the Trademark to Aspargo, then the Trademark and Brand shall be owned fifty percent (50%) by Nutra Essential or its Affiliates (including Innovazone) and fifty percent (50%) by Aspargo. Nutra Essential, Farmalider and Aspargo commit to maintain the active status of the Trademark and Brand during the Term; provided however, that Aspargo may change the name and branding of the Bandol Product at its discretion pursuant to its global marketing strategy. Aspargo shall abide by the restrictions and obligations with respect to the Brand contained in the Amended License and Supply Contract, subject to any changes to the name or Brand that Aspargo undertakes pursuant to its global marketing strategy. In addition, Aspargo may replace the Rubio name with the Aspargo name on any Bandol packaging or promotional material where the Rubio name appears.

4.2          Costs. Costs and charges in relation with the transfer of the fifty percent (50%) of the right, title, and interest in and to the Trademark from Rubio to Aspargo shall be the responsibility of Aspargo. Costs and charges payable to maintain the active status of the Trademark during the Term shall be shared equally by (i) Farmalider and Nutra Essential on the one hand and (ii) Aspargo on the other hand.

4.3          Use of Interest in Trademark and Brand. Subject to the terms and conditions of this Agreement, Farmalider and Nutra Essential hereby acknowledge that Aspargo and its Affiliates may use the Trademark and the Brand to Commercialize and sell the Bandol Product in the Territory.

4.4          Enforcement of Trademark.

(a)        Notice of Infringement or Third-Party Claims. If any Party becomes aware of any suspected infringement of the Trademark by a third party in the Territory, or (b) any claim that the Trademark is invalid or unenforceable, such Party shall promptly notify the other Parties and provide them with all details of such infringement or claim, as applicable, that are known by such Party. The Parties shall thereafter consult and co-operate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of the Trademark.

(b)        Right to Bring Action or Defend. Farmalider shall have the first right, but not the obligation, to bring an infringement action to enforce the Trademark, defend any declaratory judgment action concerning the Trademark, and take any other lawful action reasonably necessary to protect, enforce, or defend the Trademark, and control the conduct thereof. Notwithstanding the foregoing, if Farmalider does not bring action with respect to any commercially significant third-party infringement within sixty (60) days of a request by Aspargo, or earlier notifies Aspargo in writing of its intent not to do so, then Aspargo shall have the right, but not the obligation, to bring such an action and to control the conduct thereof at its own cost and expense.

(c)        Cooperation, Recovery, and Settlement. In the event Farmalider or Aspargo undertakes the enforcement or defense of the Trademark in accordance with Section 4.4(b):

(i)         the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing;

(ii)        any recovery, damages, or settlement derived from such suit, action, or other proceeding shall be allocated between the Parties on a pro rata basis with each Party receiving a proportion based on their participation of such defense; and

(iii)      such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that neither Party shall settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the other Party concerning the Trademark without such other Party’s prior written consent, which consent may not be unreasonably withheld or delayed.

ARTICLE V

SUPPLY OF BANDOL PRODUCT

5.1          Exclusivity. Aspargo agrees to acquire the finished Bandol Products exclusively from Farmalider or any of its Affiliates for sale in the Territory, for the effective commercialization of the Bandol Product under this Agreement, and Farmalider commits to supply Aspargo with all its Bandol Product requirements for the term of this Agreement. Neither Farmalider nor Nutra Essential nor any of their Affiliates shall provide Bandol Product for sale in the Territory or for sale in any jurisdiction listed on Schedule 1 attached to the Exclusive Patent License Agreement dated September 25, 2020 as amended by Amendment No. 1 to the Patent Agreement dated as of June 9, 2021 (the “Patent Agreement”) and shall be responsible to ensure that its designated contract manufacturer does not supply Bandol Product for sale in such jurisdictions, to any party other than Aspargo.

5.2          Purchase Quantities; Forecasting. As mutually agreed upon by the Parties, Aspargo (or its designated distributor or sales agent in the Territory) shall issue a purchase order, from time to time for the manufacture of Bandol Product by Farmalider for Aspargo at Edefarm, or such other location as the Parties shall agree, in writing. Aspargo shall provide Farmalider, at least ninety (90) days prior to the first day of each calendar quarter, with a rolling forecast (“Forecast”) prepared in good faith by Aspargo projecting Aspargo’s requirements of Bandol Product for the eighteen (18) month period commencing on the first day of such calendar quarter, specifically indicating such projected requirements for each month during such eighteen (18) month period. All purchase orders shall be sent by Aspargo to the attention of the Farmalider’s employee as may from time to time be designated by Farmalider. Purchase Orders made in accordance with this Section 5 shall be deemed to be accepted by Farmalider if Farmalider has not rejected said purchase orders in writing within ten (10) business days of receipt of same.

5.3          Delivery Terms and Fees. Aspargo, Nutra Essential and Farmalider agree that Attachment I and Attachment II to the Amended License and Supply Contract, as amended by agreement of the Parties to provide for a Supply Price of [****] per unit, shall govern the delivery terms and fees related to supply of Bandol Product from Farmalider to Aspargo.

5.4          Packages Manufactured, Assembled and Purchased. Farmalider, or its Affiliate, shall provide all Materials required by Edefarm to process the quantity of Bandol Product for which firm purchase orders have been issued by Aspargo from time to time. Farmalider shall provide to Aspargo or its designated distributor or sales agent in the Territory the Bandol Product in the high-density polyethylene (HDPE) bottles and container closure system currently in use by Rubio or in suitable containers provided by Aspargo. All Bandol Products provided by Farmalider to Aspargo shall be manufactured, assembled, packaged, labeled, and packed for shipping in strict compliance with the Good Manufacturing Practices or “GMP” (as interpreted by the European Medicines Agency and the Spanish Medicines and Health Products Agency); approved procedures, standards, requirements, and other specifications set forth in the Quality Agreement described in Section 11 below (the “Specifications”). Farmalider shall ensure that any Bandol Products manufactured by Edefarm or other third parties on behalf of Farmalider shall be manufactured in accordance with industry standards of the relevant regulatory/governmental bodies.

5.5          Certificate of Analysis (“COA”); Acceptance and Returns. For each shipment hereunder, Farmalider shall provide a COA and within thirty (30) days after receipt of Bandol Product, Aspargo shall visually inspect the Bandol Product and communicate acceptance or rejection to Farmalider in writing. Failure by Aspargo to give timely notice of rejection shall be deemed acceptance by it of the shipment to which the notice of rejection would have otherwise applied. Aspargo shall at all times supply Farmalider with any evidence it has that relates to whether any Bandol Product delivered to Aspargo by Farmalider is nonconforming as contemplated hereunder. In addition, for a period which is the earlier of (i) thirty days (30) after the date of discovery of any latent defect and (ii) the expiration of the shelf life of the Bandol Product, Aspargo shall be entitled to return any Bandol Product subject to latent defects in the event that latent defects in such Bandol Product become evident. For purposes of this Section, all defects that could not be discovered by visual inspection shall be deemed to be latent defects. Any quantities of the Bandol Product that are rejected and/or returned by Aspargo in accordance with this Agreement shall be returned to Farmalider at Farmalider’s expense and at Aspargo’s option (a) shall be replaced by Farmalider as quickly as reasonably possible at Farmalider’s sole expense (subject to availability of API) and the payment in respect of such quantities postponed until such replacement quantities are received and accepted by Aspargo, or (b) in the event Farmalider cannot replace such defective Bandol Product, Farmalider shall refund any amounts paid in respect of such quantities to Aspargo. Farmalider retains the right of appeal to an independent laboratory as provided in Section 6 of this Agreement.

5.6          Waste Disposal. Farmalider shall dispose of all wastes from the manufacturing process by incineration thereof or any other method that ensures full destruction of the material, in accordance with all Applicable Laws, rules, regulations and the Specifications. Appropriate documentation of the process shall be provided by Farmalider to Aspargo upon request.

5.7          Alternate Purchase. Farmalider acknowledges that, notwithstanding the Paragraph 5.1 above, Aspargo may purchase finished Bandol Products from a source other than Farmalider (any such purchase being herein referred to as an “Alternate Purchase”) in the event any of the circumstances set out below occur:

(a)          In the event Farmalider’s performance levels regarding quality, delivery, or communication with Aspargo fall significantly below historical performance levels experienced by Rubio, other than for reasons attributable to Aspargo, Aspargo may give notice of performance default to Farmalider. After receipt of such notice, Farmalider shall deliver to Aspargo within fifteen (15) days a Corrective Action Plan to correct such default condition within thirty (30) days of receipt by Aspargo of the Corrective Action Plan. In the event Farmalider fails to deliver a Corrective Action Plan within the fifteen (15) day period, or if the Corrective Action Plan is determined to be unacceptable by Aspargo, acting reasonably, or if the Corrective Action Plan fails to cure the default item within the thirty (30) day period, in addition to its other remedies, Aspargo may purchase the Bandol Product from a source other than Farmalider. In the event of a dispute over Farmalider’s failure to meet the minimum standards or Aspargo’s failure to accept the Corrective Action Plan, the Parties shall attempt to resolve such dispute through the process set forth in Section 12.12 hereof.

(b)          Farmalider elects, in writing, not to manufacture for or deliver to Aspargo Bandol Product pursuant to this Agreement.

(c)          The circumstances described in Section 6.4 hereof occur;

(d)          In the event that due to causes attributable to Farmalider, including the supply of nonconforming Bandol Products as described in Section 5.5 hereof, Farmalider is unable to deliver Bandol Product within the time frame agreed to between the Parties in this Agreement or in a purchase order submitted by Aspargo to Farmalider, Aspargo shall have the right to: (i) cancel such order (or the outstanding portion of any partially fulfilled order) and purchase the relevant Bandol Product described in the purchase order canceled by Aspargo from a source other than Farmalider or (ii) extend such delivery time frame to a later date, subject, however, to the right to cancel as in clause (i) above if delivery is not made or performance is not completed on or before such extended delivery date. Aspargo shall pay for any Bandol Product it retains at the prices set forth in this Agreement.

(e)          Farmalider is unable to manufacture for or deliver to Aspargo Bandol Product as a result of force majeure as described in Section 12.14 and such inability continues or may reasonably be expected to continue for at least sixty (60) days.

5.8          For purposes of this Section 5 where the context requires, any reference to Farmalider includes Farmalider’s designated contract manufacturer and any reference to Aspargo includes Aspargo’s distributor or sales agent in the Territory.

ARTICLE VI

QUALITY CLAIMS

6.1          In the event of any disagreement between Farmalider and Aspargo relating to Bandol Product conformance with Specifications, such parties will use reasonable efforts to reach an amicable resolution of such disagreement. In the event that resolution cannot be reached, a mutually agreed upon, neutral, independent, qualified third-party laboratory shall be brought in to resolve the disagreement upon the request of either Party. The cost of such third-party laboratory shall be borne by the Party hereunder determined by the third-party laboratory to be the non-prevailing Party in such disagreement.

6.2          In the event that Bandol Product delivered hereunder is determined to be not in conformance with Specifications or otherwise defective due to the negligence of Farmalider or its designated contract manufacturer of Bandol Product, such Bandol Product shall be returned by Aspargo to Farmalider at Farmalider’s expense and shall be reasonably promptly replaced by Farmalider at no extra charge to Aspargo. In the event Farmalider cannot replace such defective Bandol Product, it shall refund to Aspargo the amount paid therefor. Notwithstanding anything to the contrary contained herein, Farmalider shall be responsible for any non-conforming Bandol Product pursuant to the Applicable Law, and in particular if Farmalider or its designated contract manufacturer of Bandol Product (the “Bandol Supplier”) is negligent or willful in the performance of its obligations hereunder or under the Quality Agreement.

6.3          Aspargo and Farmalider shall jointly make all decisions in good faith with respect to any complaint, recall, market withdrawals or any other corrective action related to the Bandol Product. Upon reasonable request, Farmalider shall provide reasonable assistance to Aspargo in connection with any such action, the cost of which assistance shall be borne by Aspargo unless it is determined that the cause of such action resulted from a breach by Farmalider or the Bandol Supplier of its obligations hereunder or under the Quality Agreement.

6.4          Process Changes. Aspargo acknowledges that the current Bandol Supplier is Laboratorio Edefarm S.L., Valencia, Spain. Farmalider shall not relocate the manufacture of Bandol Product to another supplier nor make nor permit any Bandol Supplier to make any process changes that affect the Specifications, form, fit or function of the Bandol Product, or adversely affect the quality, reliability, or cost of the Bandol Product, or without prior written consent of Aspargo (“Process Changes”), which consent shall not be unreasonably withheld. If Aspargo, in its sole discretion, does not agree to the Process Change and Farmalider elects to proceed with the Process Change, Farmalider shall be in material breach of this Agreement. In such an event, in addition to all other rights and remedies at law or equity or otherwise, Aspargo shall have the right to terminate any or all purchase orders for Bandol Product affected by such Process Change. Aspargo may purchase the terminated Bandol Product from a source other than Farmalider by invoking all of its rights under this Agreement.

6.5          Recall. In the event (i) any government authority issues a request, directive or order that Bandol Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Farmalider reasonably determines after consultation with Aspargo that the Product should be recalled because the Product does not conform to Specifications at the time of shipment by Farmalider, or (iv) Aspargo reasonably determines that the Product should be recalled for any reason, the parties shall take all appropriate corrective actions reasonably requested by the other Party hereto or by any government agency. In the event that such recall results from the breach of Farmalider’s warranties under this Agreement, Farmalider shall be responsible for the expenses of the recall, in any case not to exceed the actual product replacement cost per recall incident. In the event the recall results from the breach of Aspargo’s warranties under this Agreement, Aspargo shall be responsible for the expenses of the recall. For the purposes of this Agreement, the expenses of the recall shall be the expenses of notification and destruction or return of the recalled Bandol Product, as well as any reasonable out-of-pocket costs incurred by Farmalider and Aspargo in connection with any corrective action taken by Farmalider and Aspargo.

ARTICLE VII

REPRESENTATIONS & WARRANTIES

7.1.         Mutual Representations and Warranties. Each Party represents and warrants to each other Party that:

(a)          it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)          it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)          the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of the Party; and

(d)          when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

7.2          Farmalider, Innovazone and Nutra Essential Representations and Warranties. The Licensors jointly and severally represent and warrant that:

(a)          Nutra Essential is the sole and exclusive owner of the fifty percent (50%) of the right, title, and interest in and to the Trademark;

(b)          each Licensor has, and throughout the Term will retain, the right to grant the license granted to Aspargo hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Trademark or Brand that conflicts with the rights and licenses granted to Aspargo hereunder;

(c)          each Licensor has complied with all Applicable Laws in connection with the prosecution of the Trademark, including any disclosure requirements of the Spanish Trademark Office, and has timely paid all filing and renewal fees payable with respect thereto; and

(d)          to the best of the knowledge of the Licensors, there is no settled, pending, or threatened litigation, claim, or proceeding alleging that the Trademark is invalid or unenforceable and Licensors have no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding.

(e)          the Products are manufactured in conformance with the Specifications, the requirements set forth in the Marketing Authorization and the Applicable Laws.

7.3          Rubio Representations and Warranties. Rubio represents and warrants that is the sole and exclusive owner of the fifty percent (50%) of the right, title, and interest in and to the Trademark.

7.4          Aspargo Representations and Warranties.

(a)          Aspargo represents and warrants that:

(i) during the Term of this Agreement, it shall (i) actively continue to Commercialize the Bandol Products in the Territory; and (ii) maintain all necessary governmental licenses, permits and approvals related to the sale and distribution of the Bandol Products in the Territory; and

(ii) it shall present before the AEMPS the docket and request to obtain the Marketing Authorization in the Territory within ninety (90) days from the Effective Date.

(b)          Aspargo shall use commercially reasonable efforts to ensure that neither Aspargo nor any of its third-party distributors or (sub)licensees (including any applicable suppliers and manufacturers) and customers, directly or indirectly, sells, resells, exports, or otherwise distributes any Bandol Product in jurisdictions other than Spain, Italy, the United States and the jurisdictions listed on Schedule 1 to the Amended Patent Agreement (the “Licensed Territories”). In particular, Aspargo shall not deliver Bandol Products for use or sale in countries outside the Licensed Territories, nor deliver Licensed Products to a third-party inside the Licensed Territories, with the objective of selling them outside of the Licensed Territories.

(c)          Non-Compete. Aspargo agrees to not Commercialize in the Territory other drug products containing sildenafil citrate as its primary active pharmaceutical ingredient and targeting the indication of erectile disfunction as long as the commercialization of the Bandol Product under this Agreement is in effect, subject to Article 9 below.

ARTICLE VIII

CONFIDENTIALITY

8.1          Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Parties (each, the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for five (5) years thereafter: (a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Restated Agreement; and (b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who: (i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement; (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Article 8, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of this Article 8.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

8.2          Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Article 8; and (b) disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under this Article 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

ARTICLE IX

TERM AND TERMINATION

9.1.         Closing Date. The closing date of this Agreement, and the completion of the transactions contemplated herein shall be the date on which the Condition Precedent has been fulfilled to be communicated by Aspargo to the other Parties (the “Closing Date”), unless the Parties hereto otherwise agree in writing. The transactions contemplated in this Agreement are subject to the delivery by Aspargo to the other Parties of written evidence of fulfilment of the Condition Precedent. For the sake of clarity, in the event that Aspargo fails to fulfill the Condition Precedent by July 31, 2022, the Amended License and Supply Contract will remain in force between Farmalider, Nutra Essential and Rubio.

9.2          Term. The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for the term of the commercialization of the Bandol Product by Aspargo or a Permitted Transferee (as this term is defined in Section 12.8(a) below) in the Territory (the “Term”) unless terminated pursuant to Section 9.2 below.

9.3          Termination. The following shall be causes for the termination of this Agreement:

(a)        Failure to obtain Marketing Authorization. The denial or refusal by the AEMPS to approve the transfer of the Marketing Authorization from Rubio to Aspargo following proper application by Aspargo in accordance with the Applicable Laws.

(b)        Default. A material breach by a Party to this Agreement and, if such breach is curable, fails to cure such breach within ninety (90) days after receiving written notice thereof from the other Party, or if such breach is incapable of cure, effective immediately upon receiving written notice.

(c)        Insolvency/Bankruptcy. Farmalider or Aspargo may terminate this Agreement, effective immediately, if either Party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. The insolvency or bankruptcy of any Affiliate of Farmalider or Aspargo shall not be grounds for termination of this Agreement by any Party absent a breach of a material term of this Agreement. In addition, the insolvency or bankruptcy of Rubio shall not be grounds for termination of this Agreement by any Party.

9.4          Rights Upon Termination. If the Agreement is terminated by a Party pursuant to Section 9.2(b), the defaulting Party shall be responsible for all reasonable out of pocket expenses and losses incurred by such non-defaulting Party resulting from the termination. In the event of termination of this Agreement due to a material breach caused by Aspargo, Rubio shall be entitled to request and obtain from Aspargo the following: (i) the transfer of the Aspargo’s fifty percent (50%) ownership interest in the Trademark - to be acquired pursuant to the terms and conditions set forth in this Agreement - in favor of Rubio; and (ii) the assignment of Aspargo’s position in the Amended License and Supply Contract in favor of Rubio, whose assignment is herein approved by Farmalider and Nutra Essential.

9.5          Sell-Off Period. For a period of one hundred eighty (180) days after the effective date of the termination of this Agreement (the “Sell-Off Period”), Aspargo, and each of its Affiliates and permitted assignees and Aspargo’s designated distributor or sales agent in the Territory, will have the right to sell or otherwise dispose of all existing Bandol Products in its possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Bandol Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement and the Applicable Law.

9.6          Materials. Upon termination of this Agreement for any reason other than a breach by Farmalider of its obligations hereunder, Aspargo shall be liable for all inventory of any Materials that are present at Farmalider or Edefarm or on non-cancelable order to Farmalider not capable of resale or use elsewhere if such Materials were or are being procured to satisfy the orders set forth in a Forecast.

9.7          Status of Marketing Authorization Upon Termination. Upon termination of this Agreement because of a breach by Aspargo of its obligations hereunder, Aspargo shall transfer the Marketing Authorization to Farmalider and/or a third-party appointed by Farmalider and shall deliver to Farmalider the authorization dossier submitted by or on behalf of Rubio to the AEMPS in line with the AEMPS’s requirements for submission of documents in connection with Rubio’s Marketing Authorization application seeking approval of AEMPS to market the Bandol Product in Spain (the “Dossier”); provided however, that Aspargo may continue to maintain a copy of the Dossier and use it solely for purposes of commercializing Licensed Product as defined in the Patent Agreement. Upon termination of this Agreement because of a breach by Farmalider of its obligations hereunder, the Marketing Authorization shall remain with Aspargo.

9.8          Survival. The rights and obligations of the Parties set forth in Article 1 (Definitions), Article 3 (Assignment and Assumption), Article 7 (Representations and Warranties), Article 8 (Confidentiality), Section 9.3 (Rights Upon Termination), Section 9.4 (Sell-off Period), Section 9.5 (Materials), 9.6 (Transfer of Marketing Authorization Upon Termination), Article 10 (Indemnification), and Article 12 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

ARTICLE X

INDEMNIFICATION

10.1.       Mutual Indemnification. Aspargo, on the one hand, and Licensors, jointly and severally, on the other hand (each, an “Indemnitor”) , shall indemnify, defend, and hold harmless the other Party(ies) and its Affiliates, and each of such Party’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from: (a) such Party’s breach of any representation, warranty, covenant, or obligation under this Agreement; or (b) in the case of Licensors, jointly and severally, in favor of Aspargo from Licensors’ infringement and/or misappropriation of the Product Patent and/or any other intellectual property rights of a third party.

10.2        Indemnification Procedure. An Indemnitee shall promptly notify an Indemnitor in writing of any Action and cooperate with such Indemnitor at the Indemnitor’s sole cost and expense. Indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. An Indemnitor shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s failure to perform any obligations under this Section 10.2 shall not relieve the Indemnitor of its obligation under this Section 10.2 except to the extent an Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

ARTICLE XI

PHARMACOVIGILANCE AND QUALITY AGREEMENTS

11.1       Aspargo and Farmalider shall enter into a Pharmacological Oversight Agreement as soon as practicable following the transfer of the Marketing Authorization to Aspargo, which will describe the responsibilities of each company.

11.2       Aspargo, Farmalider and Edefarm shall enter into a Quality Agreement as soon as practicable following the Effective Date, which will describe the responsibilities of each company. Farmalider shall use commercially reasonable efforts to obtain Edefarm’s participation in good faith negotiations of the terms of the Quality Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1       Regulatory Support. Farmalider shall support Aspargo’s regulatory submissions as reasonably requested by Aspargo. Any expenses related to fees, if any, caused by the transfer of the Marketing Authorization of the Bandol Product to Aspargo and the established expenses for maintenance fees of the Marketing Authorization, once obtained by Aspargo from the AEMPS, shall be the responsibility of Aspargo.

12.2       Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Restated Agreement.

12.3 Independent Contractor. The relationship among the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among any of the Parties, and no Party has authority to contract for or bind any other Party in any manner whatsoever.

12.4.       Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing (including facsimile or similar transmission) and mailed (by certified mail, return receipt requested, postage prepaid), sent or delivered (including by way of overnight courier service) addressed as follows:

If to Farmalider:	Farmalider, S.A. Attention: Jose Luis Berenguer, CEO Calle La Granja, 1-3 Floor 28108 Alcobendas, Madrid, Spain E-mail: joseluisberenguer@farmalider.com With a copy to: legal@farmalider.com

If to Innovazone:	Innovazone Labs LLC Attention: Camilo Rey, Director 1401 Sawgrass Corporate Parkway, Suite 118 Sunrise, Florida 33323, USA Email: crey@innovazonelabs.com

If to Aspargo:	Aspargo Labs Italia SRL, Via Carlo Pisacane 31, 47121 Forlì (FC) Attention: Massimo Radaelli (Legal Representative) and Elliot Maza Emails: mradaelli@aspargolabs.com and emaza@aspargolabs.com.

If to NutraEssential:	Nutra Essential OTC Attention: Beatriz Sánchez España, General Manager Calle La Granja, 1-3 Floor 28108 Alcobendas, Madrid, Spain
E-mail: beatrizsanchez@nutraessential.com

If to Rubio:	Laboratorios Rubio S.A, Industria, 29, Pol. Ind. Comte de Sert. 08755 Castellbisbal-Barcelona Spain Attention: Pelayo Rubio, Chief Executive Officer Email: prubio@labrubio.com or to such other address as the Parties may give notice to the others by like means. All such notices and communications, if mailed, shall be effective upon the earlier of (a) actual receipt by the addressee, or (b) the date shown on the return receipt of such mailing. All such notices and communications, if not mailed, shall be effective upon the earlier of (a) actual receipt by the addressee, or (b) with respect to delivery by overnight courier service, one (1) day after deposit with such courier service if delivery on such day by such courier is confirmed with the courier or the recipient. Email notices and communications shall be effective on the date of receipt.

12.5        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Articles and Exhibits refer to the Articles of and Exhibits attached to this Agreement and the term, “Section(s)” refers to the Article(s) of this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

12.6.       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12.7.       Entire Agreement. This Agreement, together with all Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein within the jurisdiction of Spain, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter; provided however, that the terms of the Patent Agreement shall remain in full force and effect with respect to the jurisdictions listed on Schedule 1 to the Patent Agreement, as amended from time to time. For the avoidance of doubt, the provisions of the Amended License and Supply Contract shall govern all matters not described or addressed by the provisions of this Agreement. In the event of a conflict between the original Spanish and translated English versions of the Amended License and Supply Contract, the original Spanish version shall prevail.

12.8.       Assignment.

(a)          Transfer to an Affiliate. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensors’ consent to an Affiliate or successor-in-interest entity that acquires all or substantially all of the business or assets of Licensee (whether by merger, reorganization, acquisition, sale or otherwise) or Licensee’s rights to the Bandol Product (a “Permitted Transferee”). Licensee shall notify Licensors promptly, and in no event beyond ten (10) days, of any transfer to a Permitted Transferee.

(b)          Other Transfers. Licensee may not assign or transfer all or any of its rights under this Agreement to any person or entity that is not a Permitted Transferee without the prior written consent of Licensors. In the event Licensee desires to transfer all or any of its rights under this Agreement to any person or entity that is not a Permitted Transferee, Licensee shall provide fifteen days prior written notice to Licensors of its intention to assign or otherwise transfer all or any of its rights under this Agreement. Within ten (10) days following receipt of such notice, Licensors shall notify Licensee whether Licensors consent to such transfer and, if consent is denied, the basis for any refusal by Licensors to provide such consent.

(c)          Assignee Obligations. Aspargo shall obtain from any assignee or transferee of Aspargo’s rights under this Agreement an agreement in writing by such assignee or transferee to be bound by all the terms and conditions of this Agreement and to assume all obligations of Licensee under this Agreement.

(d)          Transfer by Licensors. Without the prior written consent of Licensee, neither Licensor may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance under this Agreement.

12.9        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

12.10      Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.11.     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.12.     Governing Law; Arbitration.

(a)          The governing law of this Agreement shall be the substantive law of England and Wales.

(b)         The Parties shall attempt in good faith to initially resolve any dispute hereunder promptly by negotiation among themselves. In the event that the Parties are unable to resolve any dispute, controversy or claim between themselves arising out of or in connection with compliance with this Agreement, or the validity, breach, termination or interpretation of this Agreement, the dispute, controversy or claim (other than a dispute, controversy or claim relating to patent scope, validity or infringement) shall, at the request of either Party be finally settled by binding arbitration in accordance with the then current Rules of Arbitration of the International Chamber of Commerce in accordance with the procedures described in Article 11.9 (Governing Law; Dispute Resolution).

(c)          The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters. The arbitrators are to be selected as follows: Aspargo shall nominate one (1) such qualified arbitrator; Rubio shall nominate one (1) such qualified arbitrator; and Farmalider shall nominate one (1) such qualified arbitrator, in each case subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). In the event either Aspargo, Rubio or Farmalider shall have failed to nominate a qualified arbitrator as provided above within fifteen (15) days after the other Party shall have nominated its arbitrator, or the three arbitrators so nominated shall fail to agree on a third arbitrator as provided above within thirty (30) days, the presiding arbitrator shall be appointed by the ICC Court.

(d)          The place of arbitration shall be England, and the language of the arbitration shall be English, with exhibits to be permitted to be filed in Spanish.

(e)           Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Section 12.12 shall be the sole and exclusive means of settling or resolving any dispute referred to in this Section 12.12.

(f)           Within sixty (60) days after the arbitrators have been confirmed by the ICC Court, the Parties shall exchange all documents in their respective possession that are relevant to the issues in dispute and not protected from disclosure by attorney-client privilege or other immunity. Each Party shall also be permitted to take sworn oral deposition of individuals, such depositions to be scheduled by mutual agreement and concluded within forty-five (45) days after the exchange of documents described above. At least fifteen (15) days prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely. The Parties shall use their commercially reasonable efforts to conclude the arbitration hearings within ten (10) months following the confirmation of the third and presiding arbitrator. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than sixty (60) days following the conclusion of the last arbitration hearing.

(g)          The award of the arbitrators shall be final and binding on the Parties and may be presented by either of the Parties for enforcement in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered therein.

(h)          Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements and/or the fees and costs of the arbitrators.

(i)           Provided the Agreement has not terminated, the Parties covenant to continue the performance under the Agreement in accordance with the terms thereof, pending the final resolution of the dispute.

12.13      Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

12.14.     Force Majeure. No Party shall be liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, hurricane, tornado, earthquake or explosion; (b) a pandemic declared in Spain, Italy, the United States or internationally that entails a stoppage if activities or blocking of borders and transport; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Impacted Party shall give notice within thirty (30) days of the Force Majeure Event to the other Parties, stating the period of time the occurrence is expected to continue. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of one hundred eighty (180) days following written notice given by it under this Section 12.14, the non-Impacted Party may thereafter terminate this Restated Agreement upon thirty (30) days’ written notice.

12.15      Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at law or in equity or otherwise.

12.16      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.17      Territorial Relationship of the Agreement. The sections and provisions of this Agreement refer solely and exclusively to this Agreement and to the jurisdiction of Spain and will not be applied to any other agreement concluded between the Parties.

12.18      Information on the processing of personal data

(a)           The Parties will process personal data concerning the signatories of this Agreement based on their legitimate interest, and with the sole purpose of contacting the other Party in order to maintain, foster, perform and control the contractual relationship.

(b)          In accordance with the provisions of Spanish Organic Law 3/2018 of 5 December on the Protection of Personal Data and Guarantee of Digital Rights and Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), the Parties are respectively informed that personal data exchanged in the framework of the contractual relationship will be processed by each of them as independent data controllers, being the purpose of this processing the proper development and maintenance of the contractual relationship under the Agreement, and this contractual relationship the lawful basis.

(c)          The Parties shall process the personal data for the duration of the contractual relationship, without prejudice to the possibility of storing it, duly blocked, once the contractual relationship has ended for the statute of limitation period pursuant to the applicable contractual legislation.

(d)          The Parties will not transfer the personal data of the signatories of this Agreement to any third party. The service providers of the Parties regarding systems, technology and administrative management sectors will have access to data concerning the representatives of the counterparty, only in the framework of the execution of this Agreement that said service providers perform to the corresponding Party.

(e)          Data subjects may exercise at any time their rights of access, rectification, erasure, restriction and objection to processing by addressing the party processing their data at the address indicated in the heading of this Agreement. In addition, they can also file a claim with the competent authority regarding the exercise of those rights.

(f)           The Parties undertake to provide the information contained in this Section to all employees or contact persons of their company whose personal data will be provided to the other party for the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above by their respective officers thereunto duly authorized.

FARMALIDER, S.A.

By:	/s/ José Luis Berenguer
José Luis Berenguer
CEO

INNOVAZONE LABS LLC

By:	/s/ Camilo Rey
Camilo Rey
Director

NUTRA ESSENTIAL OTC

By:	/s/ Beatriz Sanchez
Beatriz Sanchez
General Manager

LABORATORIOS RUBIO S.A.

By:	/s/ Pelayo Rubio
Pelayo Rubio
CEO

ASPARGO LABS ITALIA SRL

By:	/s/ Massimo Radaelli
Massimo Radaelli, Legal representative

ASPARGO LABORATORIES, INC.

By:	/s/ Michael Demurjian
Michael Demurjian, CEO